As filed with the Securities and Exchange Commission on August 24, 2010
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COGDELL SPENCER INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-3126457
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209-4670
(Address of Principal Executive Offices)

Cogdell Spencer Inc. 2010 Long Term Incentive Compensation Plan
(Full Title of Plan)

Frank C. Spencer
Chief Executive Officer
4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina 28209-4670
(704) 940-2900
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Jay L. Bernstein, Esq.
Andrew S. Epstein, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Tel: (212) 878-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of Securities	Amount To Be	Offering Price	Aggregate	Amount Of
To Be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock, par value $0.01 per share, to be issued under the 2010 Long Term Incentive Compensation Plan	1,512,000 shares	$6.23	$9,419,760	$671.63

(1)
Represents the maximum number of shares of common stock, par value $0.01 per share (the “Common Stock”), issuable under the Cogdell Spencer Inc. 2010 Long Term Incentive Compensation Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares that may be offered or issued under the Plan to prevent dilution resulting from certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The price per share is estimated to be $6.23, based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on August 19, 2010, which was within five business days of the filing of this registration statement.

EXPLANATORY NOTE
Cogdell Spencer Inc. (the “Company” or the “registrant”) has filed this registration statement on Form S-8 (this “Registration Statement”) to register 1,512,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Cogdell Spencer Inc. 2010 Long Term Incentive Compensation Plan (the “Plan”). The material terms of the Plan were described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2010 (File No. 001-32649). The Plan was adopted by the Company’s board of directors, subject to stockholder approval, on February 24, 2010 and was approved by the Company’s stockholders on May 4, 2010. This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*

*
As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. These documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
We incorporate by reference into this Registration Statement the following documents which we previously filed with the SEC:
•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009;
•	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010;
•	Our current reports on Form 8-K filed with the SEC on May 3, 2010, May 7, 2010 (Items 5.02 and 5.07), May 19, 2010 and August 18, 2010;
•	Our definitive proxy statement on Schedule 14A filed with the SEC on March 19, 2010 and the supplements thereto filed with the SEC on March 25, 2010 and May 3, 2010; and
•
The description of our Common Stock, contained in our registration statement on Form 8-A filed with the SEC on October 18, 2005, including all amendments and reports filed for the purpose of updating such description.

All reports and other documents that we file in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or that deregisters all securities covered hereby remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. If any document that we subsequently file changes anything stated in this Registration Statement or in an earlier document that is incorporated by reference into this Registration Statement, the later document will modify or supersede what is said in this Registration Statement or the earlier document. Nothing in this Item 3 shall be deemed to incorporate information furnished by us on Form 8-K (pursuant to the requirements of Regulation FD or otherwise) that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act.

Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action.  Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of financial disposition of a proceeding to any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, or any individual who, while one of directors or officers and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as our present or former director or officer.  Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of our company or our predecessor.
Maryland law requires us (unless our charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity.  Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  However, under Maryland law, we may not indemnify for an adverse judgment in a suit by or in our right or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.  In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon our receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us and (2) a written undertaking by the director or officer or on the directors or officers behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.
In addition, certain persons, including trustees of CS Business Trust I, our directors, officers or employees, the officers or employees of Cogdell Spencer LP, CS Business Trust I, and other persons that CS Business Trust I designate from time to time, are indemnified for specified liabilities and expenses pursuant to the Cogdell Spencer LP Partnership Agreement, the partnership in which we serve as a general partner through CS Business Trust I, a wholly owned Maryland business trust.

Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
The following documents are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description

4.1
Cogdell Spencer Inc. 2010 Long Term Incentive Compensation Plan, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 001-32649) filed with the SEC on May 7, 2010 (Items 5.02 and 5.07).

5.1	Opinion of Clifford Chance US LLP.
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included on signature page of this Registration Statement).
Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, in the State of North Carolina, on August 23, 2010.

COGDELL SPENCER INC.
By:	/s/ Charles M. Handy
Charles M. Handy
Chief Financial Officer, Senior Vice President and Secretary
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Cogdell, Charles M. Handy and Frank C. Spencer, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ James W. Cogdell James W. Cogdell	Chairman of the Board	August 23, 2010

/s/ Frank C. Spencer Frank C. Spencer	Chief Executive Officer, President and Director (Principal Executive Officer)	August 23, 2010

/s/ Charles M. Handy Charles M. Handy	Chief Financial Officer, Senior Vice President and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 23, 2010

/s/ John R. Georgius John R. Georgius	Director	August 23, 2010

/s/ Richard B. Jennings Richard B. Jennings	Director	August 23, 2010

/s/ Christopher E. Lee Christopher E. Lee	Director	August 23, 2010

/s/ David J. Lubar David J. Lubar	Director	August 23, 2010

/s/ Richard C. Neugent Richard C. Neugent	Director	August 23, 2010

/s/ Scott A. Ransom Scott A. Ransom	Director	August 23, 2010

/s/ Randolph D. Smoak, Jr. M.D. Randolph D. Smoak, Jr. M.D.	Director	August 23, 2010

EXHIBIT INDEX

Exhibit No.	Description

4.1
Cogdell Spencer Inc. 2010 Long Term Incentive Compensation Plan, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 001-32649) filed with the SEC on May 7, 2010 (Items 5.02 and 5.07).

5.1	Opinion of Clifford Chance US LLP.
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included on signature page of this Registration Statement).